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                                                                    Exhibit 2.1




                                MERGER AGREEMENT

                                     AMONG

                                   SHPS, INC.

                        SYKES ENTERPRISES, INCORPORATED,

                           SLUGGER ACQUISITION, CORP.

                                      and

                    WELSH CARSON ANDERSON & STOWE VIII, L.P.




                                  JUNE 9, 2000




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                                MERGER AGREEMENT


         This MERGER AGREEMENT (this "Agreement") is entered into as of June 9, 2000 among WELSH, CARSON, ANDERSON & STOWE VIII, L.P., a Delaware limited partnership ("WCAS VIII"), SLUGGER ACQUISITION CORP, a Delaware corporation ("NewCo"), SYKES ENTERPRISES, INCORPORATED, a Florida corporation ("Parent"), and SHPS, INC., a Florida corporation and a wholly-owned subsidiary of Parent (the "Company"). WCAS VIII, NewCo, Parent, and the Company are referred to collectively in this Agreement as the "Parties."

                                    RECITALS

         WHEREAS, the respective Boards of Directors of NewCo, Parent, and the Company and the general partners of WCAS VIII have determined that it is advisable and in the best interests of each of NewCo and the Company and the shareholders of the Parent that NewCo be merged with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"), in accordance with the terms and conditions set forth in this Agreement;

         WHEREAS, it is the intention of the Parties that the Merger be accounted for as a recapitalization transaction and, in accordance with such, it is the intention of the Parties that, immediately after the consummation of the Merger, approximately 90.6% of the outstanding shares of Surviving Corporation Common Stock (as defined in Section 1.f) be owned by WCAS VIII and certain other investors listed on Schedule I hereto (WCAS VIII and such investors being collectively referred to as the "Investors") and approximately 9.4% of the Surviving Corporation Common Stock be owned by Parent and certain management stockholders, all in accordance with Schedule I hereto, under the headings "Company Preferred Stock" and "Company Common Stock", as the case may be;

         WHEREAS, certain affiliates of WCAS VIII are forming a new investment partnership to be named Welsh, Carson, Anderson & Stowe IX, L.P. ("WCAS IX");

         WHEREAS, if WCAS IX is formed and funded by the Closing Date, WCAS VIII and the other Investors may assign all or part of their rights and obligations under this Agreement to WCAS IX and certain other investors related to WCAS IX, respectively, in which case WCAS IX and such other investors will execute an addendum to this Agreement and become Parties.

         WHEREAS, if WCAS IX is not formed by the Closing Date, the Parties desire that the Closing occur with WCAS VIII and the other Investors as contemplated by this Agreement;

         WHEREAS, WCAS VIII and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers; and

         WHEREAS, a glossary of defined terms appears in 9.

         NOW, THEREFORE, in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows.

1.       THE MERGER

         a. The Merger; Filing and Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the "Florida BCA") and the Delaware General Corporation Law




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                  ("DGCL"), at the Effective Time of the Merger (as defined
                  below), NewCo shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of NewCo shall cease and the Company shall be the surviving corporation in the Merger. The parties hereto shall cause the Merger to be consummated as soon as practicable on the Closing Date (as defined in Section b) by filing (i) Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of Florida in such form as required by and executed in accordance with the relevant provisions of the Florida BCA and (ii) a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Florida and a Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is agreed to by the parties hereto and set forth therein) being the "Effective Time of the Merger").

         b. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to 7 and subject to the satisfaction or waiver of the conditions set forth in 6, the closing of the Merger (the "Closing") shall take place at the offices of Foley & Lardner in Tampa, Florida, commencing at 9:00 a.m. local time on (i) June 28, 2000, or (ii) if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, as soon as practicable (and in any event no later than one business day) after satisfaction or waiver of the conditions (excluding the delivery of any documents to be delivered at the Closing) set forth in 6 (the "Closing Date"), unless another date or place is agreed to in writing by the Parties. If WCAS IX is formed and funded before June 28, 2000, the Parties will use their reasonable best efforts to complete the Closing, subject to the satisfaction or waiver of the conditions set forth in 6, promptly on the date that WCAS IX is funded.


         c. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Florida BCA and the DGCL.

         d. Actions at the Closing. At the Closing, (a) the Company shall deliver to NewCo the various certificates, instruments, and documents referred to in Section 6.a, (b) WCAS VIII and NewCo shall deliver to the Company the various certificates, instruments and documents referred to in Section 6.b, (c) WCAS VIII shall cause NewCo to deliver to Parent via wire transfer of immediately available funds the Intercompany Debt Payment, (d) the Company and NewCo shall file the Articles of Merger with the Secretary of State of the State of Florida and the Certificate of Merger with the Secretary of State of the State of Delaware, and (e) WCAS VIII shall cause the Surviving Corporation to pay the Merger Consideration to holders of Shares in accordance with Section f.

         e. Additional Action. The Surviving Corporation may, at any time after the Effective Time of the Merger, take any action, including executing and delivering any document, in the name and on behalf of either the Company or NewCo, in order to consummate the transactions contemplated by this Agreement.

         f. Conversion of Securities. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any Party or the holder of any of the shares described in Sections f1.f.i, 1.f.iii, or 1.f.iv:

                  i. Each share of common stock of the Company, $.01 par value per share ("Company Common Stock" or the "Shares") issued and outstanding




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                  immediately prior to the Effective Time of the Merger (other than shares held in treasury) shall be converted into and represent the right to receive (collectively, the "Merger Consideration") (i) an amount in cash equal to (A) the Cash Consideration, determined as provided in Section fv below, less the amount of cash paid to the holders of Options (as defined in Section k(a)) pursuant to the proviso contained in this Section 1.6(a), divided by (B) 10,000,000 shares, plus
                  (ii) a number of shares of common stock, $.01 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock") equal to an amount determined by dividing the amount that is 726,616 shares of Surviving Corporation Common Stock to be issued and outstanding immediately after the Effective Time of the Merger by 10,000,000 Shares; provided, however, that in lieu of the Merger Consideration to any holder of Company Common Stock received in connection with the cashless exercise of an Option (pursuant to Section 1.11(a)), such holder shall be entitled to receive in respect of each share of Surviving Corporation Common Stock an amount equal to the Option Consideration Per Share (as defined in Section k(b) hereto).

                  ii. The Merger Consideration shall be paid to holders of Shares in accordance with Section g.

                  iii. Each Share held in the Company's treasury immediately prior to the Effective Time of the Merger shall be cancelled and retired without payment of any consideration therefor.

                  iv. Each share of common stock, $.01 par value per share, of NewCo issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

                  v. The "Cash Consideration" will be equal to $165,458,650 less the amount of the Intercompany Debt Payment and the Capital Lease Payment.

         g. Exchange of Shares. On the Closing Date, the Surviving Corporation shall deliver to the holders of certificates that, immediately prior to the Effective Time of the Merger, represented issued and outstanding Shares (other than Shares received upon exercise of an Option) ("Certificates"), his, her, or its pro rata portion (equal to the number of Shares represented by a holder's Certificates divided by 10,000,000 Shares) of the Merger Consideration in immediately available funds.

         h.       Articles of Incorporation and Bylaws.

                  i. The Articles of Incorporation of the Surviving Corporation immediately following the Effective Time of the Merger, a copy of which are attached as Exhibit A hereto, shall be the same as the Articles of Incorporation of NewCo immediately prior to the Effective Time of the Merger, except that the name of NewCo shall be changed to the name of the Company.

                  ii. The Bylaws of the Surviving Corporation immediately following the Effective Time of the Merger shall be the same as the Bylaws of NewCo immediately prior to the Effective Time of the Merger, except that the name of NewCo shall be changed to the name of the Company.




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                  iii.     The directors of NewCo and the officers of the
                           Company immediately prior to the Effective Time of the Merger shall, from and after the Effective Time of the Merger, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of incorporation and Bylaws.

         i. No Further Rights. From and after the Effective Time of the Merger, no Shares shall be deemed to be outstanding, and holders of certificates formerly representing Shares shall cease to have any rights with respect thereto except as provided herein or by law.

         j. Closing of Transfer Books. At the Effective Time of the Merger, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time of the Merger, certificates formerly representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section g.

         k.       Stock Options.

                  i. A schedule of the holders of all outstanding options to purchase Shares (collectively, "Options") are set forth on Section 2.b of the Disclosure Schedule. The vesting of the Options will be accelerated in accordance with their terms as a result of the achievement of the performance objectives for the Options. As soon as practicable following the date of this Agreement, the Company shall use its reasonable best efforts to take such actions (which shall include attempting to obtain the consents, if required, of the holders of Options, but not including the requirement to pay any money to the holders of Options) as may be required to effect the exercise prior to the Effective Time of the Merger of all Options in exchange for that number of Shares equal to, in the case of each such Option, (A) the product of (1) the excess, if any, of the Option Consideration Per Share over the exercise price per share of such Option and (2) the number of Shares subject to such Option, (B) divided by the Option Consideration Per Share.

                  ii. The "Option Consideration Per Share" will be equal to (A) $170,000,000 less the amount of the Intercompany Debt Payment and the Capital Lease Payment, divided by (ii) the Fully Diluted Outstanding Shares

                  iii. The Company shall use its reasonable best efforts (which shall include attempting to obtain the consents, if required, of the holders of Options, but not including the requirement to pay any money to the holders of Options) to ensure that all Options not exercised prior to the Effective Time are cancelled or forfeited and that no Options remain outstanding at Closing.

                  iv. Upon the exercise of any Option, the Company shall withhold any Taxes required to be withheld by it upon such exercise.

         l.       Appointment of Parent as Stockholder Representative.

                  i. In the event the Merger is approved by the stockholders of the Company, effective upon such vote, and without further action of any stockholder, Parent shall be appointed as the stockholder representative of the Company's stockholders. Parent shall have the authority, for and on behalf of the stockholders of the Company (except for such stockholders, if any, who have




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                           perfected their appraisal rights under the Florida
                           BCA), to take such actions and exercise such discretion as are required of Parent pursuant to the terms of this Agreement and any related document or instrument (and any such actions shall be binding on each holder of Shares) including without limitation the following:

                           (1) to receive, hold, and deliver to NewCo the Certificates and any other documents relating thereto on behalf of stockholders;

                           (2) to give and receive communications and notices, to execute, acknowledge, deliver, record, and file all ancillary agreements, certificates, and documents that Parent deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

                           (3)      to negotiate, agree to, enter into
                                    settlements, and compromises of, and demand participation and arbitration and comply with orders and awards of courts and arbitrators with respect to claims for Damages and otherwise;

                           (4)      to receive payments due under this
                                    Agreement and acknowledge receipt for such payments;

                           (5) to waive any breach or default under the Agreement or to waive any condition precedent to Closing under 6 hereof;

                           (6) to amend this Agreement or any related document or instrument;

                           (7) to terminate this Agreement or any related document or instrument;

                           (8) to receive service of process in connection with any claims under this Agreement or any related document or instrument;

                           (9) to perform the obligations and exercise the rights under this Agreement and any related document or instrument, including the settlement of claims and disputes with NewCo; and

                           (10)     to take all actions necessary or
                                    appropriate in the judgment of Parent to accomplish the foregoing.

                  ii. Parent shall not be liable for any act done or omitted as stockholder representative unless Parent's action or inaction constitutes willful misconduct or gross negligence. A decision, act, consent, or instruction of the Parent shall constitute a decision for all of the stockholders hereunder and shall be final, binding, and conclusive upon each of such stockholders, and NewCo and the Surviving Corporation may rely upon any such decision, act, consent, or instruction of Parent as being the decision, act, consent, or instruction of such stockholder of the Company.




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2.       REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

         Parent makes the representations and warranties set forth below to WCAS VIII and NewCo, except as set forth in the disclosure schedule provided by Parent to NewCo on the date hereof (the "Disclosure Schedule"), each of which is true and correct on the date hereof and shall be true and correct on the Closing Date. The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this 2.

         a. Organization, Qualification and Corporate Power. The Company is a corporation validly existing and in good standing under the laws of the State of Florida. The Company is duly qualified to conduct business under the laws of each jurisdiction in which the nature of its business requires such qualification, except where the failure to be so qualified would not be reasonably expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except for the failure to hold third-party administrator licenses, utilization review licenses, and other similar licenses with respect to the businesses of the Company and the Subsidiaries (as defined below) where such failure would not reasonably be expected to have a Company Material Adverse Effect.

         b. Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 10,000,000 shares are outstanding as of the date hereof, and 15,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of the date hereof. Section b of the Disclosure Schedule sets forth a list of (i) all stockholders of the Company as of the date of this Agreement, indicating the number and class of shares held by each stockholder and (ii) all holders of Options. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, rights, convertible securities, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock, other than the Options listed in Section b of the Disclosure Schedule.

         c. Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company, and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the validity, enforceability and binding effect may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors' rights generally and by general equitable principles.

         d. Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), the filing of the Articles of Merger as required by the Florida BCA, and the filing of the Certificate of Merger as required by the DGCL, except as set forth in Section d of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of




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                  Incorporation or Bylaws of the Company, (b) require, on the part of the Company or any Subsidiary, any filing with, or any permit, authorization, consent, waiver or approval of, any court, tribunal, administrative agency, or commission or other governmental or regulatory authority or agency (a "Governmental Entity") other than filings with Governmental Entities that are required to be made after the Closing as a result of the Mergers with respect to third-party administrator licenses, utilization review licenses, and other similar licenses held by the Company or a Subsidiary, (c) subject to obtaining the consents set forth in Section d of the Disclosure Schedule and those contemplated by Section d(b), conflict with, result in a breach of, constitute a default under, result in the acceleration of obligations under, or create in any party the right to terminate any contract or instrument to which the Company or any of its Subsidiaries are bound or to which any of their assets are subject, or (d) to the Knowledge of Parent, violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Company or any Subsidiary.

         e.       Subsidiaries.

                  i. Except as set forth in Section ei of the Disclosure Schedule, the Company does not own any capital stock or other equity interest in any entity. Section ei of the Disclosure Schedule sets forth: (i) the name of each corporation, partnership, joint venture or other entity in which the Company holds an equity interest representing 50% or more of the capital stock or other equity interests thereof (individually, a "Subsidiary" and, collectively, the "Subsidiaries"); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof, and (iii) the jurisdiction of organization of each Subsidiary. The Company owns the equity securities of the Subsidiaries as set forth on Section ei of the Disclosure Schedule free and clear of any liens, pledges, claims, or encumbrances.

                  ii. Each Subsidiary is a corporation validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except for the failure to hold third-party administrator licenses, utilization review licenses, and other similar licenses with respect to the business of the Subsidiaries where such failure would not reasonably be expected to have a Company Material Adverse Effect. There are no outstanding or authorized options, warrants, rights, agreements, convertible securities or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock or other equity interests of any Subsidiary.

         f. Financial Statements. Included in Section f of the Disclosure Schedule are (a) the audited consolidated balance sheets of the Company as of December 31, 1999 and statements of income, changes in stockholders' equity and cash flows of the Company for the year then ended; and (b) the unaudited consolidated balance sheet (the "Most Recent Balance Sheet") and statements of income, changes in stockholders' equity and cash flows as of and for the three months ended as of March 31, 2000 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial




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

                  Statements") have been prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the dates and for the years and periods indicated; provided, however, that the Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments.

         g. Absence of Undisclosed Liabilities. Except as and to the extent (i) reflected in the Financial Statements, (ii) incurred since the Most Recent Balance Sheet Date in the ordinary course of business and consistent with past practice, or (iii) set forth in Section g of the Disclosure Schedule, and excluding Taxes, Tax Returns, and other matters covered in Section k (it being understood that this exception for Taxes, Tax Returns, and other matters covered in Section k is not intended to detract from any representation made in Section k), the Company has no liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured, whether absolute, accrued, contingent or otherwise, and whether due or to become due, which either individually or in the aggregate are material.

         h. Accounts Receivable. The accounts receivable of the Company and its Subsidiaries as set forth on the Most Recent Balance Sheet or arising since the date thereof have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business; and, to the Knowledge of Parent, are not subject to valid defenses, set-offs or counterclaims.

         i. Absence of Certain Changes. Except as set forth in Section i of the Disclosure Schedule, since the Most Recent Balance Sheet Date, to the Knowledge of Parent, (a) there has not occurred any material adverse change in the assets, liabilities, financial condition, or results of operations of the Company and the Subsidiaries, taken as a whole, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in Section 5.c.

         j. Customers and Suppliers. Set forth in Section j of the Disclosure Schedule is a list of the top ten customers by revenue of each of the Company, SHSB, Inc. and HI/Cost Management Systems for 1999.

         k. Taxes. For purposes of this Section k, all representations and warranties with respect to (i) Sykes HealthPlan Service Bureau, Inc. are limited to the period beginning on March 31, 1998 (which is the date such Subsidiary was acquired by the Company) and ending on the Closing Date and (ii) OMS, Inc. are limited to the period beginning from December 31, 1997 (which is the date such Subsidiary was acquired by the Company) through the Closing Date. No representation or warranty is made in this Section k or any other section of this Agreement with respect to Taxes or Tax Returns of any Subsidiary or any Tax Group of which any of them is or was a member or with respect to any other matter covered by this Section k, except as such Taxes, Tax Returns, or other matters concern the dates set forth above. Subject to the limitations in this section and except as set forth on Section k of the Disclosure Schedule:

                  i. The Company and each Subsidiary has duly and timely filed or caused to be filed all federal, state, local and foreign income, franchise, excise, payroll, sales and use, property, withholding and other tax returns, reports, estimates and information and other statements or returns (collectively, "Tax Returns") required to be filed by or on behalf of the Company or any Subsidiary, as the case may be, and the Company and each Subsidiary and any affiliated,





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                           consolidated, combined or unitary group of which any
                           of them is or was a member (a "Tax Group') have duly and timely filed or caused to be filed all Tax Returns required to be filed by or on behalf of the Company or any Subsidiary as the case may be, pursuant to any applicable federal, state, local or foreign tax laws for all years and periods for which such Tax Returns have become due, and (ii) all such Tax Returns were correct in all material respects as filed.

                  ii. For purposes of this Agreement, "Tax" and "Taxes" shall mean (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, gains, franchise, profits, license, withholding on amounts paid or received, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, custom duties or other taxes, governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such taxes (domestic or foreign) and (ii) liability of the Company or any Subsidiary for the payment of any amounts of the type described in (i) as a result of being a member of a Tax Group for federal, state, local or foreign Tax purposes, or being a party to any agreement or arrangement whereby liability of the Company or any Subsidiary for payments of such amounts was determined or taken into account with reference to the liability of any other person for any period prior to, or up to and including, the Closing Date, and (iii) liability of the Company or any Subsidiary with respect to the payment of any amounts described in (i) as a result of any express or implied obligation to indemnify any other person.

                  iii. The Company and each Subsidiary has paid all Taxes, or where payment is not yet due, has established, consistent with past practice, an adequate reserve determined in accordance with GAAP on its books and records for the payment of such Taxes with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date.

                  iv. Section k of the Disclosure Schedule indicates those Tax Returns of the Company, any Subsidiary, or of any Tax Group that either have been audited or are currently the subject of an audit. There is no dispute or claim (including any anticipated claim) concerning any Taxes of the Company, any such Subsidiary, or any such Tax Group either (i) claimed or raised by any authority in writing or (ii) as to which Parent has Knowledge.

                  v. For all periods from September 1, 1998, up to and including the Closing Date, the Company has been an includible member of the "affiliated group" (within the meaning of Section 1504 of the Code) of which Parent is currently the parent (the "Parent Affiliated Group"); for such periods the Company was entitled to report its income on consolidated federal income tax returns filed on behalf of the Parent Affiliated Group and, for such periods, all federal income tax returns required to be filed by the Company have been (or will be) duly and timely filed on behalf of the Company on a consolidated basis. All other Tax Returns of the Company have been filed on a separate company, non-combined, non-consolidated and non-unitary basis. The Company has no Tax liability from any "deferred intercompany transaction" under Treasury Regulation Sections 1.1502-13 or 1.1502-14 or any other transaction governed by a similar provision that will be recognized as a result of the transactions contemplated by this Agreement.

                  vi. None of Parent, the Company or any of their affiliates has (i) received or is the subject of an application for a tax ruling or entered into a legally binding agreement (such as a closing agreement) with a taxing authority, which ruling or agreement could have an effect on the Taxes of the Company or any Subsidiary after the Closing Date, or
                           (ii) filed any election or caused any deemed election under Section 338 of the Code for which the applicable Tax liability has not been paid.

                  vii. (i) No extensions of time have been granted to the Company, any Subsidiary, or any Tax Group to file any Tax Return required by applicable law to be filed by any of them prior to or on the Closing Date, which have expired, or will expire, on or before the Closing Date without such Tax Return having been filed, (ii) no deficiency or adjustment for any Taxes of the Company, any Subsidiary, or any Tax Group has been proposed, asserted or assessed in writing, and no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any such Taxes of the Company, any Subsidiary, or any member of a Tax Group, (iii) no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes has been executed by or on behalf of the Company or any Subsidiary, nor have any requests for such waivers or consents been proposed in writing, and (iv) no waiver or consent extending any statute of limitations for the assessment of collection of any income and franchise Taxes of any member of a Tax Group has been executed by any member of a Tax Group nor have any requests for such waivers been proposed in writing.

                  viii. None of the Company or any Subsidiary has ever been a party to any tax-sharing or allocation agreements, arrangements or understandings, whether written or oral.

                  ix. None of the Company or any Subsidiary is a party to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated herein, separately or in the aggregate, in the payment of any "excess parachute payments" by the Company within the meaning of Section 280G of the Code.

                  x. The Company and each Subsidiary has complied with all applicable laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) and has, within the time and within the manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  xi. Notwithstanding anything herein to the contrary, WCAS VIII, the Company, and each Subsidiary shall be responsible for, and agree to indemnify Parent for, any additional Taxes owed by Parent (including tax owed by Parent due to this indemnification payment) resulting from any transaction that is both not contemplated by this Agreement and not in the ordinary course of business occurring on the Closing Date. WCAS VIII and Parent covenant and agree to report any transaction that is both not contemplated by this Agreement and not in the ordinary course of business occurring on the Closing Date on the Company's federal income tax return to the extent permitted by Reg.ss.1.1502-76(b)(1)(B).

                  xii. At Parent's request, WCAS VIII will use commercially reasonable efforts to cause the Company and each Subsidiary to make or join Parent in making any Tax election if the making of such election does not have an adverse effect on the Company and the Subsidiaries for any post-acquisition Tax period.

         l. Owned Real Property. Neither the Company nor any Subsidiary owns any real property.

         m. Real Property Leases. Section m of the Disclosure Schedule lists all real property leased or subleased to or by the Company or any Subsidiary. With respect to each lease and sublease listed in Section m of the Disclosure Schedule, the lease or sublease is a valid and, to the Knowledge of Parent, subsisting agreement, without any material default of the Company thereunder and, to the Knowledge of Parent, without any material default thereunder of any other party thereto. The possession by the Company of such property has not been disturbed nor has any claim been asserted in writing against the Company adverse to its rights in such leasehold interests.

         n. Title to Properties. The Company has good and valid title to all of its properties and assets, including without limitation those reflected as owned on the Most Recent Balance Sheet (other than properties and assets disposed of in the ordinary course of business since the date of such Financial Statements), free and clear of any mortgages, pledges, security interests, liens, charges and other encumbrances, except for (i) capital leases which are reflected in the Financial Statements, (ii) liens described in Section n to the Disclosure Schedule, (iii) liens for current taxes not yet due and payable, (iv) liens imposed by law and incurred in the ordinary course of business for obligations not past due to couriers, warehousemen, laborers, materialmen and the like, (v) liens in respect of pledges or deposits under workers' compensation laws or similar legislation, and (vi) minor imperfections of title, none of which are material in nature or amount and which do not materially detract from the value or impair the use of the property subject thereto or impair the operations or proposed operations of the Company.

         o. Adequacy of Assets. Except as set forth in Section o of the Disclosure Schedule, the assets of the Company and each of the Subsidiaries, and the facilities, assets and services to which the Company and each of the Subsidiaries has a contractual right to use include all rights, property, assets, facilities and services necessary or appropriate for the carrying on of the Company's business in the manner in which it is currently being and has over the immediately preceding 12 months been carried on, and neither the Company nor any of the Subsidiaries depends in any respect upon the use of assets owned by, or facilities or services provided by, Parent or any of its affiliates.

         p.       Intellectual Property.

                  i. Each of the Company and each Subsidiary owns or has the valid and enforceable right to use all Intellectual Property used in the operation of its business as presently conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights to use such Intellectual Property. To the Knowledge of Parent, no claims have been asserted against, or with respect to the use by, the Company of its Intellectual Property or otherwise for patent, copyright or trademark infringement. To the Knowledge of Parent, no other Person or entity is infringing, violating or misappropriating any of the Intellectual Property of the Company or any Subsidiary. Section p of the Disclosure Schedule lists each patent, patent application, copyright registration, and trademark or service mark registration or application therefor of the Company or any Subsidiary.

                  ii. To the Knowledge of Parent, none of the activities or business presently conducted by the Company or a Subsidiary infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person or entity.

         q.       Contracts.

                  i. Section q of the Disclosure Schedule lists the following agreements to which the Company or any Subsidiary is a party as of the date of this
                           Agreement:


                           (1) any agreement for the lease of personal property from or to third parties providing for lease payments in excess of $100,000 per annum;

                           (2) any agreement for the purchase or sale of products or for the furnishing or receipt of services which requires the payment or receipt by the Company or a Subsidiary of more than the sum of $500,000 in the aggregate for any single contract;

                           (3) any agreement under which it has created, incurred, assumed, or guaranteed indebtedness (including capitalized lease obligations) involving more than $500,000;

                           (4) any agreement involving any officer, director or stockholder of the Company that is not cancelable by Company on notice of not longer than 30 days, and

                           (5) any other agreement requiring the payment or receipt by the Company or a Subsidiary of more than $500,000 annually.

                  ii. Except as disclosed on Section q of the Disclosure Schedule, the agreements referred to on Section q of the Disclosure Schedule are valid and subsisting obligations of the Company and, to the Knowledge of Parent, of the other parties thereto. The Company has not been notified in writing of any claim that any agreement referred to on such Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default.

         r. Insurance. The Company (through the Parent) owns policies of fire, liability, workers' compensation, and other forms of insurance providing insurance coverage to or for the Company for events or occurrences arising or taking place in the case of occurrence type insurance, and for claims made and/or suits commenced in the case of claims-made type insurance, and, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination which has not been reinstated has been received with respect to any such policy. All such policies are in full force and effect and, to the Knowledge of Parent, provide insurance in such amounts and against such risks as is customary for companies engaged in similar businesses to the Company to protect the employees, properties, assets, businesses and operations of the Company.

         s. Litigation. Except as set forth in Section s to the Disclosure Schedule, there are no suits, actions, proceedings, or claims (a "Legal Proceeding") pending or, to the Knowledge of Parent, threatened, against the Company or any of its Subsidiaries or its or any of their properties, assets or business. Except as set forth in Section s to the

                  Disclosure Schedule, there is no judgment, order, writ, injunction, decree, or award to which the Company or any of its Subsidiaries is a party, or involving the assets or business of the Company or any of its Subsidiaries, which is unsatisfied or which requires continuing compliance therewith by the Company or any of its Subsidiaries.

         t. Affiliated Transactions. Except as set forth in Section t of the Disclosure Schedule, no material contracts or agreements are in effect as of the date hereof between the Company or any Subsidiary, on the one hand, and Parent or its affiliates or executive officers, on the other hand. Except as set forth in Section t to the Disclosure Schedule, no material arrangements or other benefits are provided by Parent to the Company.

         u. Labor Matters. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining dispute within the past two years, except as set forth in Section s of the Disclosure Schedule. Parent does not have Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

         v.       Employee Benefits.

                  i. Section vi of the Disclosure Schedule contains a list of all Employee Benefit Plans maintained, or contributed to, by the Company, or any Subsidiary. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms, and each of the Company and the Subsidiaries has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

                  ii. All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code.

                  iii. Neither the Company nor any Subsidiary has ever maintained an Employee Benefit Plan subject to
                           Section 412 of the Code or Title IV of ERISA.

                  iv. At no time has the Company or any Subsidiary been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

                  v. There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.

                  vi. Except as set forth in Section vvi of the Disclosure Schedule, no act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any Subsidiary which would subject the Company or any Subsidiary to any material fine, penalty, tax or liability imposed under ERISA or the Code.

                  vii. Section vvii of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, or (B) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person's "parachute payment" under Section 280G of the Code, and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         w. Environmental Matters. Except as disclosed in Section w of the Disclosure Schedule, (i) to the Knowledge of Parent, each of the Company and each Subsidiary, in all material respects, has complied and is in compliance with all applicable Environmental Laws; and (ii) there is no pending or, to the Knowledge of Parent, threatened, civil or criminal litigation, written notice of violation, administrative proceeding, or investigation by any Governmental Entity or Person, relating to or otherwise arising under any Environmental Law involving the Company or any Subsidiary.

         x. Legal Compliance. Except as set forth in Sections s and vi of the Disclosure Schedule, to the Knowledge of Parent, each of the Company and each Subsidiary is in compliance with all applicable laws currently in effect of any federal, state or local government or any Governmental Entity, except where the failure to comply therewith would not reasonably be expected to have a Company Material Adverse Effect.

         y. Permits. The Company and each Subsidiary has obtained all Permits (as defined below) necessary for the conduct of its business as currently conducted, except for any Permit that the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect. The Permits are in full force and effect. The Company and each Subsidiary is in material compliance with each permit, license, franchise or authorization from any Governmental Entity used in its business or operations as presently conducted and material to the business or operations of the Company and the Subsidiaries, taken as a whole (collectively, the "Permits"). Except as set forth in Section y of the Disclosure Schedule, no Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the Merger except, in any case, for any violation, default, revocation, termination or renewal that would not reasonably be expected to have a Company Material Adverse Effect and except for filings with Governmental Entities that are required to be made after the Closing as a result of any of the transactions contemplated by this Agreement with respect to third party-administrator licenses, utilization review licenses, and other similar licenses held by the Company or any Subsidiary.

         z. Brokers' Fees. None of the Company or any of the Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         aa. Disclosure. No representation or warranty by Parent contained in this Agreement and the Disclosure Schedule contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary, in light of the circumstances under which it was or will be made, to make the statements herein or therein not misleading.

3.       REPRESENTATIONS AND WARRANTIES REGARDING PARENT

         Parent makes the representations and warranties set forth below to WCAS VIII and NewCo, each of which is true and correct on the date hereof and shall be true and correct on the Closing Date:

         a. Ownership of Shares. Parent is the holder of record and owns beneficially 10,000,000 shares of Company Common Stock, free and clear of any liens, pledges, claims, or encumbrances.

         b. Organization. Parent is a corporation validly existing and in good standing under the laws of the State of Florida.

         c. Authorization of Transaction. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been be duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as the validity, enforceability and binding effect may be limited by bankruptcy insolvency, reorganization, moratorium, or other laws affecting creditors' rights generally and by general equitable principles.

         d. Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, the filing of the Articles of Merger as required by the Florida BCA, and the filing of the Certificate of Merger as required by the DGCL and except as set forth in Section d of the Disclosure Schedule, neither the execution and delivery by Parent of this Agreement, nor the consummation by Parent of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Parent, (b) require, on the part of Parent, any filing with, or any permit, authorization, consent, waiver or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of obligations under, or create in any party the right to terminate any contract or instrument to which the Parent is bound or to which its assets are subject, or
                  (d) violate any order, writ, injunction, or decree applicable to Parent or its properties or assets, or, to the Knowledge of Parent, any statute, rule or regulation applicable to Parent or its properties or assets.

         e. Brokers and Finders. Except as set forth in Section e of the Disclosure Schedule, the Parent does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF WCAS VIII

         WCAS VIII makes the representations and warranties set forth below to the Parent and the Company, each of which is true and correct on the date hereof and shall be true and correct on the Closing Date:

         a. Organization. WCAS VIII is a limited partnership validly existing and in good standing under the laws of the State of Delaware.

         b. Authorization of Transaction. WCAS VIII has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by WCAS VIII of this Agreement and the consummation by WCAS VIII of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of WCAS VIII. This Agreement has been duly and validly executed and delivered by WCAS VIII and constitutes a valid and binding obligation of WCAS VIII, enforceable against it in accordance with its terms, except as the validity, enforceability and binding effect may be limited by bankruptcy insolvency, reorganization, moratorium, or other laws affecting creditors' rights generally and by general equitable principles.

         c. Noncontravention. Subject to compliance with applicable requirements of the Hart-Scott-Rodino Act, the filing of the Articles of Merger as required by the Florida BCA, and the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery of this Agreement by WCAS VIII, nor the consummation by WCAS VIII of the transactions contemplated hereby, will (a) conflict with or violate any provision of the governing documents of WCAS VIII, (b) require on the part of WCAS VIII any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of obligations under, or create in any party the right to terminate any contract or instrument to which WCAS VIII is bound or to which its assets are subject, or (d) violate any order, writ, injunction, or decree applicable to WCAS VIII or its properties or assets, or, to the knowledge of WCAS VIII, any statute, rule or regulation applicable to WCAS VIII or its properties or assets.

         d. Broker's Fees. WCAS VIII does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         e. Disclosure. No representation or warranty by WCAS VIII contained in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary, in light of the circumstances under which it was or will be made, to make the statements herein or therein not misleading.

5.       COVENANTS

         a. Closing Efforts. Each of the Parties shall use its reasonable best efforts ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement; it being understood that nothing herein shall require any Party to waive any rights it may have under 6 of this Agreement.

         b.       Governmental Consents.

                  i. Each of the Parties shall promptly but in any event within two business days after the date hereof file any Notification and Report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

                  ii. Other Consents. The Company and its Subsidiaries shall use their Reasonable Best Efforts to obtain prior to Closing all waivers, permits, consents, approvals or other authorizations necessary for the consummation of the transactions contemplated hereby.

         c. Operation of Business Pending the Closing. From the date hereof until the Closing, except as contemplated by this Agreement or otherwise approved by WCAS VIII, the Company shall not take any of the following actions:

                  i. No Changes. The Company will not make or institute any material changes in its methods of purchase, sale, accounting, or operation, except insofar as may be required by a generally applicable change in GAAP;.

                  ii. Maintain Organization. The Company will not take any action that will adversely affect in any material respect the existence, rights, and franchises of the Company or the Company's present relationships with its suppliers and customers.

                  iii. No Breach. The Company shall not take any action or fail to take any action with the Knowledge that such action or failure to take action would result in a breach of any representation, warranty, or covenant made by the Company or the Parent herein.

                  iv. No Contracts Outside of the Ordinary Course of Business. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of goods will be made, by or on behalf of the Company, except contracts, commitments, purchases, or sales which are in the ordinary course of business.

                  v. No Corporate Changes. The Company shall not amend its Articles of Incorporation or bylaws, except as contemplated by this Agreement.

                  vi. Maintenance of Insurance. The Company shall not terminate or substantially alter its insurance in effect as of the date hereof.

                  vii. No Transfer of Shares. The Company shall refuse to accept any Certificates for Shares to be transferred or otherwise to allow such transfers to occur upon its books.

                  viii. Other Events. Except as contemplated by this Agreement, the Company will not (i) issue any stock, bonds or other corporate securities, (ii) borrow any material amount or incur any material liabilities (absolute or contingent), except current liabilities incurred, and liabilities under contracts entered into, in the ordinary course of business, (iii) discharge or satisfy any material lien or pay any obligation or liability (absolute or contingent) other than current liabilities shown on its balance sheet as of March 31, 2000 referred to in Section 2.f hereof and current liabilities incurred since that date in the ordinary course of business, (iv) declare or make any payment or distribution to stockholders or purchase or redeem any shares of its capital stock or other securities, (v) mortgage, pledge or subject to lien any of its material assets, tangible or intangible,
                           (vi) sell, assign or transfer any of its material tangible assets, except in the ordinary course of business, (vii) acquire any material tangible assets or properties, except in the ordinary course of business, (viii) cancel or compromise any material debts or claims, except in the ordinary course of business, (ix) sell, assign or transfer any material rights to intellectual property, or permit any license, permit, or other form of authorization relating to intellectual property to lapse, (x) make any material changes in officer compensation, except in the ordinary course of business and consistent with past practice or (xi) enter into any material transaction except in the ordinary course of business.

         d. Access to Information. The Company shall (and shall cause each Subsidiary to) permit representatives of WCAS VIII to have reasonable access (during normal business hours, with at least 48 hours prior notice from WCAS VIII, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, customer records, and other records and documents of or pertaining to the Company and each Subsidiary.

         e. Noncompetition. Parent and the Company agree to extend until the third anniversary of the Closing Date (the "Noncompetition Term") the restrictions in Section 6.1 of the Shareholder Agreement dated December 18, 1997 among Parent, the Company, and HealthPlan Services Corporation, as amended by the Termination Agreement dated September 11, 1998, with respect to the ability of the Company to compete with Parent and the ability of Parent to compete with the Company (the "Noncompetition Restrictions"). Upon expiration of the Noncompetition Term, the Noncompetition Restrictions will expire. In addition, the geographic scope of the Noncompetition Restrictions is hereby amended to North America.

         f.       Certain Tax Information and Tax Returns.

                  i. After the Closing Date, WCAS VIII and Parent (i) shall provide, or shall cause to be provided, to and by each other and each other's respective subsidiaries, affiliates, officers, employees and representatives, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, the conduct of any audit or defense of any litigation or other proceeding with respect to any Tax liability of the Company and the Subsidiaries for any period prior to or including the Closing Date and (ii) shall retain, or shall cause to be retained, for the appropriate period, any records or information that may be relevant to any such return or audit. The assistance provided for in this Section fi shall include providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such return, audit, litigation or proceeding, including, without limitation, records, returns, schedules, documents, work papers, opinions, letters, memoranda or other relevant materials relating thereto. All such materials and information shall be held in confidence by the recipient thereof and shall not be disclosed by the recipient in any manner whatsoever and shall not be used by the recipient other than in connection with such return, audit or litigation without the written consent of the supplier of the information, except as required by law. The party requesting the assistance provided for in this Section fi shall reimburse the party whose assistance is requested for reasonable out-of-pocket costs (including compensation of employees who provide such assistance outside of their regular working hours) incurred by it in providing such assistance and shall bear all costs or expenses incurred in connection with the provision of such assistance by any outside representatives or consultants (other than such out-of-pocket or other costs or expenses subject to any indemnification hereunder). The term "audit" as used in this Section fi shall include any inquiry, examination or other conduct of any taxing authority or any judicial or administrative proceedings.

                  ii. WCAS VIII and Parent shall promptly inform each other of, keep each other regularly apprised of the progress with respect to, and notify each other not later than ten business days prior to the settlement or final determination of, any audit relating to the income, gains, losses, deduction or credits of the Company and the Subsidiaries as reported on or resulting from any Tax Return relating to any period ending prior to or including the Closing Date.

                  iii. Parent shall prepare and timely file (or cause to be prepared and timely filed), for all taxable periods ending on or before the Closing Date, all federal, state, local and foreign Tax Returns (including consolidated, combined and unitary tax returns) required to be filed after the Closing Date with respect to which the Company and the Subsidiaries and Parent shall be responsible for (and shall pay) all Taxes shown to be due thereon. WCAS VIII and Parent shall jointly prepare (and WCAS VIII shall file (or cause to be filed) on a timely basis) all separate Tax Returns of the Company and the Subsidiaries for any taxable period beginning before and ending after the Closing Date; and Parent shall be responsible for (and shall pay) the Taxes shown to be due thereon to the extent attributable to the portion of such taxable period ending on and including the Closing Date (determined on the basis of a closing of the Company's books as of the close of business on the Closing Date) and the Company shall be responsible for the balance of the Taxes due thereon. All Tax Returns of the Company and the Subsidiaries (or which include the results of operations of the Company and the Subsidiaries) required to be filed after the Closing Date with respect to any period ending before or including the Closing Date shall be prepared in a manner consistent with the Tax Returns filed prior to the Closing Date.

         g. Tax Sharing Agreements. Any existing Tax sharing agreements, arrangements or understandings (whether written or oral) relating to the Company or any Subsidiary shall be terminated as of the Closing Date, and no amount shall be owned under any such agreement, arrangement or understanding after the Closing Date.

         h. Removal of the Company from Credit Agreements. Parent shall use its reasonable best efforts to obtain the release of the Company (i) as a party to, and a guarantor under, the Amended and Restated Credit Agreement dated May 2, 2000 with respect to a $150 million credit facility of Parent from Bank of America, N.A. and certain other lenders, and (ii) from the Guaranty Agreement dated February 28, 2000 in favor of Bank of America, N.A., which relates to the Credit Agreement dated as of February 17, 1998, as amended, with respect to a $15 million bilateral credit facility of Parent from Bank of America, N.A.

6.       CONDITIONS TO CONSUMMATION OF THE MERGER

         a. Conditions to Obligations of WCAS VIII and NewCo. The obligation of WCAS VIII and NewCo to consummate the Merger is subject to the satisfaction (or waiver by WCAS VIII and NewCo) of the following conditions:

                  i. a materially adverse change or effect to the assets, business, liabilities, financial condition, prospects, or results of operations of the Company and the Subsidiaries, taken as a whole, shall not have occurred since the Most Recent Balance Sheet Date;

                  ii. the Company and the Subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other required authorization to complete the transactions contemplated by this Agreement, except where the failure to obtain such waiver, permit, consent, approval, or other authorization would not reasonably be expected to have a Company Material Adverse Effect;

                  iii. the representations and warranties of Parent set forth in 2 and 3 shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date, except for changes contemplated or permitted by this Agreement;

                  iv. each of the Company and Parent shall have performed or complied with their respective agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

                  v. no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would prevent consummation of any of the transactions contemplated by this Agreement.

                  vi. the Company and Parent shall have delivered to WCAS VIII a certificate (the "Company Certificate") to the effect that each of the conditions specified in clauses (a) through (e) of this Section a is satisfied in all respects;

                  vii. all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

                  viii. WCAS VIII shall have received from counsel to Parent an opinion with respect to the matters set forth in Exhibit B attached hereto, addressed to WCAS VIII and dated as of the Closing Date;

                  ix. certain directors identified in Section aix of the Disclosure Schedule shall have tendered their resignations to be effective as of the Closing Date;

                  x. Parent shall have entered into an Investor Rights Agreement in the form attached as Exhibit D with the Surviving Corporation and WCAS VIII;

                  xi.      All Options shall have been exercised or cancelled;
                           and

                  xii. the Company shall have been released (i) as a party to, and a guarantor under, the Amended and Restated Credit Agreement dated May 2, 2000 with respect to a $150 million credit facility of Parent from Bank of America, N.A. and certain other lenders, and (ii) from the Guaranty Agreement dated February 28, 2000 in favor of Bank of America, N.A., which relates to the Credit Agreement dated as of February 17, 1998, as amended, with respect to a $15 million bilateral credit facility of Parent from Bank of America, N.A.

         b. Conditions to Obligations of the Company and Parent. The obligation of the Company and Parent to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following g conditions:

                  i. the representations and warranties of WCAS VIII set forth in 4 shall be true and correct at and as of the Closing Date as if made on the Closing Date, except for changes contemplated or permitted by this Agreement,;

                  ii. WCAS VIII and NewCo shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

                  iii. no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would prevent consummation of any of the transactions contemplated by this Agreement.

                  iv. WCAS VIII shall have delivered to the Company a certificate (the "WCAS VIII Certificate") to the effect that each of the conditions specified in clauses (a) through (c) of this Section b is satisfied in all respects;

                  v. all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

                  vi. Parent shall have received from counsel to WCAS VIII an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to Parent and dated as of the Closing Date; and

                  vii. The Company and WCAS VIII shall have entered into an Investor Rights Agreement in the form attached as Exhibit D with Parent.

7.       TERMINATION

         a. Termination of Agreement. The Parties may terminate this Agreement prior to the Closing Date, as provided below:

                  i. the Parties may terminate this Agreement by mutual written consent;

                  ii. Parent or WCAS VIII may terminate this Agreement if an injunction has been issued that would prevent consummation of any of the transactions contemplated by this Agreement;

                  iii. WCAS VIII may terminate this Agreement by giving written notice to the Company and Parent in the event the Company or Parent is in breach of any representation, warranty, or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach:

                           (1) would cause the conditions set forth in clauses (a), (c), or (d) of Section 6.a not to be satisfied; and

                           (2) is not cured within 10 business days following delivery by WCAS VIII to the Company and Parent of written notice of such breach if such representation, warranty, or covenant is capable of being cured.

                  iv. the Company and Parent may terminate this Agreement by giving written notice to WCAS VIII in the event WCAS VIII is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach:

                           (1) would cause the conditions set forth in clauses (a) or (b) of Section 6.b not to be satisfied; and

                           (2) is not cured within 10 business days following delivery by the Company or Parent to WCAS VIII of written notice of such breach if such representation, warranty, or covenant is capable of being cured.

                  v. WCAS VIII may terminate this Agreement by giving written notice to the Company and Parent if the Closing shall not have occurred on or before July 31, 2000 by reason of the failure of any condition precedent under Section 6.a hereof (unless the failure results primarily from a breach by WCAS VIII of any representation, warranty or covenant contained in this Agreement); provided, however, that in the event that the condition precedent set forth in
                           Section 6.a.vii shall not have been satisfied on July 31, 2000 the date after which such party may terminate this agreement shall be extended to the earlier of (A) the expiration of the applicable waiting period under the Hart-Scott-Rodino Act or earlier termination and (B) September 30, 2000;

                  vi. the Company and Parent may terminate this Agreement by giving written notice to WCAS VIII if the Closing shall not have occurred on or before July 31, 2000 by reason of the failure of any condition precedent under Section 6.b hereof (unless the failure results primarily from a breach by the Company or Parent of any representation, warranty or covenant contained in this Agreement); provided, however, that in the event that the condition precedent set forth in Section 6.b.v shall not have been satisfied on July 31, 2000 the date after which such party may terminate this agreement shall be extended to the earlier of (A) the expiration of the applicable waiting period under the Hart-Scott-Rodino Act or earlier termination and (B) September 30, 2000.

         b. Effect of Termination. Except as provided below, if any Party terminates this Agreement pursuant to Section a, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of any representation, warranty, covenant or agreement contained in this Agreement, which shall survive the termination of this Agreement). The Confidentiality Agreement shall survive the termination of this Agreement.

8.       INDEMNIFICATION

         a.       Indemnification and Related Matters.

                  i. Indemnification by Parent for Breach. Parent shall indemnify and hold harmless the Investors (and after the Closing Date, the Company and the Subsidiaries) and their officers, directors, employees, stockholders, agents, and representatives (collectively, the "WCAS Indemnified Parties"), from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, or based on:

                           (1) any breach of any representation or warranty made by Parent in this Agreement (other than a breach of any representation or warranty contained in Section 2.k);

                           (2) the breach of any covenant of Parent (or the Company or a Subsidiary before the Closing) contained in this Agreement; or

                           (3)      the Fair Labor Standards Act audit
                                    referenced in item (k) of Section 2.19 of the Disclosure Schedule.

                  ii.      Limitation on Liability of Parent.

                           (1) No claim for Damages shall be made under Section ai unless and until the aggregate of all claims for Damages under Section ai exceeds $500,000 in the aggregate (the "Threshold Amount"); provided, however, that the Threshold Amount shall not apply to any Damages described in Section 8.1(a)(iii) above. To the extent that claims for Damages, individually or in the aggregate, exceed the Threshold Amount, the WCAS Indemnified Parties shall be reimbursed by Parent for the amount of Damages that are in excess of the Threshold Amount (subject to Section aii(2) below), but not the Threshold Amount.

                           (2) The WCAS Indemnified Parties shall be reimbursed for Damages under Section ai for the full amount of all such Damages (subject to Section aii) up to $20,000,000, and shall have no claim for Damages in excess of $20,000,000.

                  iii.     Survival of Representations and Warranties of Parent.

                           (1) The representations and warranties of Parent in this Agreement shall survive the Closing until the first anniversary of the Closing; provided, however, that the representations and warranties contained in Sections 2.k and 3.a shall survive until the expiration of the applicable statute of limitations.

                           (2) Any claim for breach of representations and warranties brought prior to the expiration of the periods set forth in subparagraph aiii(1) shall be deemed timely made whether or not such claim is resolved prior to the expiration of the applicable period.

                  iv. Indemnification by WCAS VIII for Breach. WCAS VIII shall indemnify and hold harmless Parent and the Company, their respective officers, directors, employees, stockholders, agents, and representatives, and the holders of Shares (collectively, the "Seller Indemnified Parties") from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, or based on:

                           (1) any breach of any representation or warranty made by WCAS VIII in this Agreement; or

                           (2) the breach of any covenant of WCAS VIII (or the Company or a Subsidiary after the Closing) contained in this Agreement.

                  v.       Limitation on Liability of WCAS VIII.

                           (1) No claim for Damages shall be made under Section aiv unless and until the aggregate of all claims for Damages under this subparagraph exceeds the Threshold Amount. To the extent that claims for Damages, individually or in the aggregate, exceed the Threshold Amount, WCAS VIII shall reimburse the Seller Indemnified Parties for the amount of Damages that are in excess of the Threshold Amount (subject to subparagraph av(2) below), but not the Threshold Amount;

                           (2)      Seller Indemnified Parties shall be
                                    reimbursed for Damages under Section aiv for the full amount of all such Damages (subject to subparagraph av(1)), up to $10,000,000, and shall have no claim for Damages in excess of $20,000,000.

                  vi.      Survival of Representations and Warranties of WCAS
                           VIII.

                           (1) The representations and warranties of WCAS VIII in this Agreement shall survive the Closing until the first anniversary of the Closing.

                           (2) Any claim for breach of representations and warranties brought prior to the expiration of the periods set forth in subparagraph avi(1) and shall be deemed timely made whether or not such claim is resolved prior to the expiration of the applicable period.

         b.       Tax Indemnity of Parent.

                  i. Parent shall indemnify and hold harmless the WCAS Indemnified Parties from and against:

                           (1) a breach of any representation or warranty contained in Section 2.k of this Agreement;

                           (2) without duplication of amounts payable under Sections a or bi(1), any and all Taxes asserted against or incurred or sustained by the WCAS Indemnified Parties for any Tax period (or portion thereof) ending on or before the Closing Date (as limited by the time periods set forth in Section 2.11 with respect to certain Subsidiaries) ; and

                           (3) all reasonable fees and expenses (including all reasonable legal, accounting, and other professional fees and expenses) incurred by the WCAS Indemnified Parties in connection with any Taxes with respect to which the WCAS Indemnified Parties are entitled to indemnification under this Section b.

                  ii. For purposes of Section b, any interest, penalty or additional charge included in Taxes shall be deemed to be a Tax for the period in which the item on which the interest, penalty or additional charge is based, and not a Tax for the periods during which the item accrues.

                  iii. None of the WCAS Indemnified Parties shall pay any Tax for which he, she, or it is entitled to indemnification under this Section b without obtaining Parent's prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned. Parent shall have the right to participate in any claim, suit, action, litigation or proceeding which could reasonably be expected to give rise to a claim for indemnification under this Section b.

                  iv.      Any Taxes subject to indemnification under this
                           Section 8.2 shall not be subject to the provisions of
                           Section 8.1.

         c. Indemnification Procedure. The obligations and liabilities of any party to indemnify any other under this 8 with respect to any action, proceeding, or claim relating to third parties (collectively, "Claims") shall be subject to the following terms and conditions:

                  i. Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this 8, except to the extent the Indemnifying Party is materially prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                  ii. Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

                  iii. Indemnified Party's Rights. Anything in this Section c to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

         d. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this 8, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this 8 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

         e.       Tax Effect.

                  i. The indemnification obligation of an Indemnifying Party shall be adjusted so as to give effect to any net reduction in federal, state, local or foreign income or franchise tax liability actually realized at any time by the Indemnified Party in connection with the incurrence by the Indemnified Party of any liabilities or losses with respect to which indemnification is sought hereunder. The payment of any Claims by the Indemnifying Party to the Indemnified Party hereunder is intended to be treated as an adjustment to the Merger Consideration; if, notwithstanding such intention, such payment gives rise to taxable income, such payment shall be grossed up to include the federal, state, local or foreign income or franchise tax liability which the Indemnified Party will incur upon receipt of payment in respect of such payment assuming that the Indemnified Party was subject to tax at the highest applicable rates. With respect to any Claims for which the Indemnified Party (but for the operation of this sentence) is entitled to indemnification hereunder, there shall be an appropriate reduction (taking into account the time value of money at the Internal Revenue Service's corporate underpayment rate) in any tax liabilities arising by reason of (i) any reduction or disallowance of deductions from taxable income in one taxable year, to the extent such reduction or disallowance would result in a corresponding increase in allowable deductions from income in another taxable year, (ii) the shifting of items of income from one taxable year to another, or
                           (iii) the capitalization of amounts which were expensed, but only if such capitalized amounts are subject to amortization or depreciation or recovery in costs of goods sold, inventory or materials. No such reduction in tax liabilities with respect to which the Indemnified Party would otherwise be entitled to indemnification shall occur if the corresponding tax benefit only serves to give rise to or increase an unutilized net operating loss, capital loss or credit carryover.

9.       DEFINITIONS

         a. Defined Terms. For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.


         Defined Term                                                       Section
         ------------                                                       -------
         affiliated group                                                   2.k.v
         Agreement                                                          Introduction
         Articles of Merger                                                 1.a
         Certificate of Merger                                              1.a
         Certificates                                                       1.c
         Claims                                                             8.c
         Closing                                                            1.b
         Closing Date                                                       1.b
         Company                                                            Introduction
         Company Certificate                                                6.a.vi
         Company Common Stock                                               1.f.i
         DGCL                                                               1.a
         deferred intercompany transaction                                  2.k.v
         Disclosure Schedule                                                2
         excess parachute payments                                          2.k.x
         Financial Statements                                               2.f
         Florida BCA                                                        1.a
         Governmental Entity                                                2.d
         Hart-Scott-Rodino Act                                              2.d
         Indemnified Party                                                  c.i
         Indemnifying Party                                                 c.i
         Investors                                                          Recitals
         Legal Proceeding                                                   2.s
         Merger                                                             Recitals
         Most Recent Balance Sheet                                          2.f
         Most Recent Balance Sheet Date                                     2.f
         multiemployer plan                                                 2.v.iv
         Options                                                            1.k
         Option Consideration Per Share                                     1.k
         parachute payment                                                  2.v.v
         Parent                                                             Introduction
         Parent Affiliated Group                                            2.k.v
         Parties                                                            Introduction
         Permits                                                            2.y
         Reasonable Best Efforts                                            5.a
         Surviving Corporation                                              Recitals
         Surviving Corporation Common Stock                                 1.f
         Seller Indemnified Parties                                         8.b
         Subsidiaries                                                       2.e.i
         Subsidiary                                                         2.e.i
         Surviving Corporation                                              Introduction, 1.a
         Surviving Corporation Common Stock                                 Introduction
         Tax                                                                2.k.ii
         Tax Group                                                          2.k.i
         Tax Returns                                                        2.k.i
         Taxes                                                              2.k.ii
         Threshold Amount                                                   a.ii(1)
         WCAS VIII                                                          Introduction
         WCAS VIII Certificate                                              6.b.iv
         WCAS Indemnified Parties                                           c.i

         b.       Certain Supplemental Defined Terms.

         "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any Subsidiary of the Company, or any purchase of all or any significant portion of the assets of the Company or any Subsidiary of the Company, or any equity interest in the Company or any Subsidiary of the Company, other than the transactions contemplated hereby.

         "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another Person.

         "Capital Lease Payment" means $688,000.

         "Confidentiality Agreement" means Confidentiality Agreement between WCAS VIII and Parent."

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Material Adverse Effect" means any materially adverse change or effect to the assets, liabilities, financial condition, or results of operations of the Company and the Subsidiaries, taken as a whole.

         "Damages" means, with respect to any right to indemnity, (i) all debts, liabilities and obligations; (ii) all losses, damages, judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys and accountants fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

         "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(l) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained or contributed by the Company or any Subsidiary for its current or former employees or directors and any of their beneficiaries or dependents.

         "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste, (ii) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; and (iii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials declared under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Fully Diluted Outstanding Shares" means 10,860,100 shares of Common Stock.

         "GAAP" means U.S. generally accepted accounting principles.

         "Intellectual Property" means all (i) patents and patent applications,
(ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, (v) trademarks, service marks, trade names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing.

         "Intercompany Debt Payment" means the payment by the Company to Parent immediately prior to the Effective Time of the Merger of $47,426,000 (which is the estimated amount as of June 28, 2000), as adjusted to reflect interest adjustments, any additional draws by the Company from Parent, and any repayments by the Company to Parent.

         "Knowledge" or any similar expression, as it applies to Parent, means the actual knowledge of David E. Garner, John D. Gannett, Jr., Christine L. Beckler, and David Haick, after inquiry from appropriate personnel of the Company.

         "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

10.      MISCELLANEOUS

         a. Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however that any Party may make any public disclosure it believes in good faith is required by applicable law or stock market regulation (in which case the disclosing Party shall use reasonable efforts to consult with the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

         b. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided however that (a) the provisions in 1 concerning payment of the Merger Consideration are intended for the benefit of the stockholders of the Company and (b) the provisions in Section 8.a concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

         c. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall remain in effect in accordance with its terms.

         d. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, except that if WCAS IX is formed and funded by the Closing Date, WCAS VIII and the Investors may assign all or part of their rights and obligations under this Agreement to WCAS IX and certain other investors related to WCAS IX, respectively, in which case WCAS IX and such other investors will execute an addendum to this Agreement and become Parties.

         e. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, together, shall constitute the same instrument. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Agreement, provided receipt of copies of such counterparts is confirmed.

         f. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         g. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

         If to the Company:

         SHPS, Inc.
         11405 Bluegrass Parkway
         Louisville, Kentucky 40299
         Attn: David E. Garner
         Telecopy: (502) 263-5680

         If to Parent:

         Sykes Enterprises, Incorporated
         100 North Tampa Street, Suite 3900
         Tampa, FL 33602
         Attn: Scott J. Bendert
         Telecopy: (813) 233-6185

         Copy to:

         Foley & Lardner
         100 North Tampa Street, Suite 2700
         Tampa, FL 33602
         Attn: Martin A. Traber, Esq.
         Telecopy: (813) 221-4210

         If to WCAS VIII:

         Welsh, Carson, Anderson & Stowe VIII, L.P.
         320 Park Avenue, Suite 2500
         New York, NY  10022
         Attn: D. Scott Mackesy

         Copy to:

         Reboul, MacMurray, Hewitt, Maynard & Krisol
         45 Rockefeller Plaza
         New York, NY  10111
         Attn:  Othon A. Prounis
         and

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         h. Governing Law and Venue. The validity, construction, enforcement, and interpretation of this Agreement and any matters arising out of or with respect to this Agreement are governed by the laws of the State of Delaware and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions. With respect to any action concerning this Agreement that is initiated by the Parent, each party to this Agreement (a) consents to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida, (b) stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for state court proceedings, and the Middle District of Florida, Tampa Division, for federal district court proceedings, and (c) waives any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, is an improper or inconvenient venue. With respect to any action concerning this Agreement that is initiated by WCAS VIII, each party to this Agreement (a) consents to the personal jurisdiction of the Delaware Court of Chancery and the federal court for the District of Delaware, (b) stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is the Delaware Court of Chancery, for state court proceedings, and federal court for the District of Delaware, for federal court proceedings, and (c) waives any defense, whether asserted by a motion or pleading, that the Delaware Court of Chancery or Delaware federal court is an improper or inconvenient venue.

         i. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time of the Merger. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.

         j. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.




         [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                SHPS, INC.


                                By:
                                   ---------------------------------------------
                                Name:
                                     -------------------------------------------
                                Title:
                                      ------------------------------------------


                                SYKES ENTERPRISES, INCORPORATED


                                By:
                                   ---------------------------------------------
                                Name:
                                     -------------------------------------------
                                Title:
                                      ------------------------------------------


                                WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                                By WCAS VIII Associates, L.L.C., General Partner


                                By:
                                   ---------------------------------------------
                                Name:
                                     -------------------------------------------
                                Title:
                                      ------------------------------------------


                                WCAS CAPITAL PARTNERS III, L.P.
                                By WCAS CP III Associates, L.L.C.,
                                General Partner


                                By:
                                   ---------------------------------------------
                                Name:
                                     -------------------------------------------
                                Title:
                                      ------------------------------------------


                                WCAS HEALTHCARE PARTNERS, L.P.
                                By WCAS HC Partners, General Partner


                                By:
                                   ---------------------------------------------
                                Name:
                                     -------------------------------------------
                                Title:
                                      ------------------------------------------


                                John Almeida
                                Bruce K. Anderson
                                Russell L. Carson
                                John Clark
                                Anthony J. de Nicola
                                Eric J. Lee

                                D. Scott Mackesy
                                Thomas E. McInerney
                                Robert A. Minicucci
                                Andrew M. Paul
                                Paul B. Queally
                                Rudolph E. Rupert
                                Lawrence B. Sorrel
                                Sanjay Swani
                                Sean Traynor
                                Patrick J. Welsh


                                By: /s/
                                ------------------------------------------------
                                Jonathan M. Rather,
                                Individually and as Attorney-In-Fact


EXHIBITS

Exhibit A - Articles of Incorporation of NewCo
Exhibit B - Form of Opinion to be delivered to WCAS VIII
Exhibit C - Form of Opinion to be delivered to Parent
Exhibit D - Investor Rights Agreement